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EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

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
                                                         Percent       State of
                                                          Owned      Incorporation
                                                         -------     -------------
Children's Comprehensive Services of California, Inc.       100%       California
d/b/a Advocate Schools
CCS/Altacare of Arkansas, Inc.                              100%       Arkansas

CCS/Bay County, Inc.                                        100%       Florida

CCS/Gulf Pines, Inc.                                        100%       Texas

CCS/Lansing, Inc.                                           100%       Michigan
d/b/a Rivendell Center for Behavioral Health

CCS of Montana, Inc.                                        100%       Montana

CCS/Rivendell of Arkansas, Inc.                             100%       Arkansas

CCS/Rivendell of Kentucky, Inc.                             100%       Kentucky

CCS/Salt Lake City, Inc.                                    100%       Utah
d/b/a Copper Hills Youth Center

Ventures Healthcare of Gainesville, Inc.                    100%       Tennessee

Chad Youth Enhancement Center, Inc.                         100%       Tennessee

CCS/Meadow Pines, Inc.                                      100%       Texas

American Clinical Schools, Inc.                             100%       Delaware

Tennessee Clinical Schools, Inc.                            100%       Tennessee
d/b/a Hermitage Hall

Alabama Clinical Schools, Inc.                              100%       Alabama

Pennsylvania Clinical Schools, Inc.                         100%       Pennsylvania

Somerset, Inc.                                              100%       California

CCS of Hawaii, Inc.                                         100%       Hawaii
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